EXHIBIT 2

                            ASSET PURCHASE AGREEMENT


          THIS AGREEMENT dated as of February 1, 1997, is by and among Uniflex, Inc., a Delaware corporation ("Buyer"), Merrick Packaging Specialists, Inc. a New York corporation ("Seller"), Jeffrey Gold, Lawrence Gold, and Steven Braverman, the shareholders of Seller (the "Shareholders").

                                   WITNESSETH:

          WHEREAS,   Seller  is  in  the  business   of,  among  other   things,
manufacturing and selling packaging materials; and

          WHEREAS, Buyer desires to purchase, and Seller desires to sell, substantially all of the assets of Seller on the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Buyer and Seller hereby agree as follows:

                        ARTICLE I.  ASSETS TO BE PURCHASED

          Section 1.1. DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller at the Closing in and to all of the assets, properties, rights (contractual or otherwise) and business of Seller which are used in connection with the business and operations of the Seller including, without limitation, those set forth below:

          (a) All machinery, equipment, tooling, parts, furniture, supplies, and other tangible personal property used in conducting the business and operations of the Seller (the "Personal Property") and including, without limitation, the Personal Property listed on SCHEDULE 1.1(A)[1];

          (b) All raw materials, component parts, work-in-process, finished goods inventory and other inventory (the "Inventory");

          (c) All franchises, licenses, permits, consents, authorizations, approvals and certificates of any regulatory,

----------------
     1    Each  reference in this Agreement to an Exhibit or Schedule shall mean an Exhibit or Schedule attached to this Agreement and incorporated into this Agreement by such reference.


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administrative  or other  governmental  agency  or body used in  conducting  the business and operations of Seller (to the extent the same are transferable) (the "Permits") including, without limitation, the Permits listed on SCHEDULE 1.1(C);

          (d) All patents, inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, computer software, trademarks, names, service marks, trade names, copyrights, symbols, logos, franchises and permits used in conducting the business and operations of the Seller, and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof, which Seller owns or has the right to use or to which Seller is a party and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office including, without limitation, the items listed on SCHEDULE 1.1(D) (collectively, the "Proprietary Rights");

          (e) All leases of equipment, vehicles or other tangible personal property used in conducting the business and operations of Seller (the "Personal Property Leases") including, without limitation, the Personal Property Leases listed on SCHEDULE 1.1(E);

          (f) All leases of real property  used in  conducting  the business and
operations  of  Seller  (the  "Real  Property   Leases"),   including,   without
limitation, the Real Property Leases listed on SCHEDULE 1.1(F);

          (g) All contracts, agreements, contract rights, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, third party guaranties, indemnifications, arrangements, and understandings, whether oral or written, to which Seller is a party (whether or not legally bound thereby), and used in conducting the business and operations of Seller (the "Contracts") including, without limitation, the Contracts listed on SCHEDULE 1.1(G);

          (h) All accounts and notes receivable, negotiable instruments, cash, deposits, prepaid expenses and other miscellaneous assets of Seller including, without limitation, the items listed on SCHEDULE 1.1(H);

          (i) All causes of action, judgments, claims or demands of whatever kind or description which Seller has or may have against any other person or entity;

          (j) All books of account, customer lists, credit and sales records, files, papers and records used in conducting the business and operations of Seller, provided, however, that Buyer shall provide Seller with reasonable access to, and allow Seller to copy, such books and records;

          (k) All insurance policies pertaining to Seller's operations and all rights and claims of Seller of every nature and description under or arising out of such insurance policies which pertain to the business operations of Seller and all prepayments with respect thereto; and

          (l) All goodwill.

          Notwithstanding the foregoing, there shall be excluded from the assets, properties, rights, (contractual and otherwise) and business of Seller to be conveyed, sold, transferred, assigned and delivered to Buyer under this Agreement (i) all losses, carryovers and rights to receive refunds and credits with respect to any and all taxes of Seller and other governmental charges assessed against Seller of every nature and description incurred or accrued prior to the Closing, including interest payable with respect thereto and (ii) all corporate minute books, stock records, tax returns and supporting schedules (all of which shall be subject to Buyer's right to inspect and copy). All of the assets, properties, rights (contractual and otherwise) and business to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this
Section 1.1 are hereinafter collectively referred to as the "Property."

          SECTION 1.2. NON-ASSIGNMENT OF CERTAIN PROPERTY. To the extent that the assignment hereunder of any of the Contracts, the Real Property Leases and Personal Property Leases shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its best efforts to obtain the consent of such other party to an assignment to Buyer. If any such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits of any such Contract, Real Property Lease or Personal Property Lease including, without limitation, enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other person with respect to any such Contract, Real Property Lease or Personal Property Lease; provided, however, that Buyer shall use its best efforts to obtain all requisite consents to the assignment of the Contracts set forth in
SCHEDULE 1.2 (the "Material Contracts") for the benefit of Buyer, and same shall be a condition to the Closing, and that all expenses related consents or notations of Material Contracts shall be borne by Seller.

                    ARTICLE II.  NO ASSUMPTION OF OBLIGATIONS

          SECTION 2.1. LIABILITIES NOT ASSUMED. Except with respect to the liabilities of Seller set forth on SCHEDULE 2.1


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
which Seller shall assume from and after the Closing, with the exception of liabilities and obligations arising under the Contracts, the Real Property Leases and the Personal Property Leases to the extent such liabilities and obligations are first required to be performed after the Closing (the "Assumed Liabilities"), Buyer shall not by execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liabilities or obligation of any nature of Seller, or its operations, businesses or activities, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof, other than accrued vacation for employees of Seller, other than the Shareholders, subsequently hired by Buyer in connection with the transactions contemplated by this Agreement. Except as provided herein, Buyer specifically shall not assume any liabilities or obligations of Seller to Seller's employees; provided, however, that Buyer shall have the right to make such employment arrangements with those of Seller's employees as Buyer determines is in its best interests in effectuating the intent of this transaction.

                           ARTICLE III.  PURCHASE PRICE

          SECTION 3.1. CONSIDERATION. Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the Property and the covenant not to compete set forth in Section 5.1 and in full payment therefor, Buyer shall pay to Seller the following:

          (a) Seven Hundred Eighty Thousand Dollars ($780,000) payable at the Closing in immediately available funds by wire transfer, or by certified or bank check.

          (b) Six Hundred Thousand Dollars ($600,000) payable August 1, 1997 with interest at the rate of 6% per annum from the Closing. Such obligation shall be evidenced by a promissory note in the form attached hereto as EXHIBIT 3.1(B).

          (c) Six Hundred Thousand Dollars ($600,000) payable August 1, 1998 with interest at the rate of 7 1/2% per annum from tHE Closing. Such obligation shall be evidenced by a promissory note in the form attached hereto as EXHIBIT 3.1(C).

          (d) Three Hundred Ninety Thousand Dollars ($390,000) payable March 1, 1999 with interest at the rate of 7 1/2% per annUM from the Closing. Such obligation shall be evidenced by a promissory note in the form attached hereto as EXHIBIT 3.1(D).

          SECTION 3.2. PURCHASE PRICE ALLOCATION. Seller and Buyer hereby agree that the aggregate purchase price for the Property shall be allocated for purposes of this Agreement and for


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federal,  state  and  local  tax  purposes  as set  forth  on  EXHIBIT  3.2 (the
"Allocation Certificate"). Buyer and Seller shall file all federal, state, local and foreign tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth in such Allocation Certificate.

                   ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

          SECTION  4.1.  Buyer   represents  and  warrants  to  Seller  and  the
Shareholders that:

          (a) CORPORATE EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) AUTHORIZATION; VALIDITY. Buyer has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. All necessary corporate action has been taken by Buyer with respect to the execution, delivery and performance by Buyer of this Agreement and the consummation of the transaction contemplated hereby. Assuming the due execution and delivery of this Agreement by Seller, this Agreement is a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

          (c) LITIGATION. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the best knowledge of Buyer, threatened against Buyer, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, which might have an adverse effect on Buyer's ability to perform any of its obligations under this Agreement or upon the consummation of the transactions contemplated by this Agreement.

          (d) NO BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any court or governmental authority applicable to Buyer or any of its material properties; breach or conflict with any of the terms, provisions or conditions of the Articles of Incorporation, as amended, or By-laws of Buyer; or violate, conflict with or breach any agreement, contract, mortgage, instrument, indenture or license to which Buyer is party or by which Buyer is or may be bound, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any encumbrance upon, or give to any other party or parties, any claim, interest or right, including rights of termination or cancellation in, or with respect to any of Buyer's properties.


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
          SECTION 4.2. Seller and the Shareholders, jointly and severally, represent and warrant to Buyer that:

          (a) CORPORATE EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power to own, operate or lease the Property and to carry on its business as now being conducted. As a result of the business conducted by the Seller or the character or location of the Property, Seller is duly qualified to do business and in good standing in those jurisdictions listed on
SCHEDULE 4.2(A), which are the only jurisdictions where the nature of the business conducted by the Seller or the character or location of the Property requires such qualification, except where the failure to be so qualified would not in the aggregate have a material adverse effect on the business of the Seller or on the Property.

          (b) AUTHORIZATION; VALIDITY. Seller has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby without the approval of any third party except as set forth on SCHEDULE 4.2(B). All necessary corporate action has been taken by Seller with respect to the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. Assuming the due execution and delivery of this Agreement by Buyer, this Agreement is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

          (c) NO BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any court or governmental authority applicable to Seller or any of its properties; breach or conflict with any of the terms, provisions or conditions of the Certificate of Incorporation, as amended, or By-Laws, as amended, of Seller; or violate, conflict with or breach any material agreement, contract, mortgage, instrument, indenture or license to which Seller is a party or by which Seller is or may be bound with respect to the Property or its business, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any encumbrance upon, or give to any other party or parties any claim, interest or right, including rights of termination or cancellation in, or with respect to the Property.

          (d) SUBSIDIARIES. Seller has no subsidiaries, or equity investments in any other corporation, association, partnership, joint venture or other entity, including any which conducts or carries on the business of the Seller.

          (e) FINANCIAL STATEMENTS. (i) The following financial statements of Seller, which have been furnished previously to Buyer by Seller and initialed for identification by officers of Seller and Buyer and are attached hereto as EXHIBIT A are true, correct and complete, have been prepared from and are in accordance with the books and records of Seller applied on a consistent basis throughout the periods involved and fairly present the financial condition of the Seller, as at the dates stated and the results of operations of the Seller for the periods then ended: the balance sheet and income statement of Seller as at and for the year ended December 31, 1996 (the "Financial Statements").

               (ii) The aggregate of the loans of the Shareholders to Seller shall be reduced by an amount (the "Reduction") so that as of January 31, 1997 Seller shall have a net worth of at least One Dollar ($1.00) and the Reduction shall have been contributed to Seller as an additional capital.

               (iii) Attached hereto as EXHIBIT B is the trial balance sheet of Seller as of January 31, 1997 (the "Trial Balance Sheet") which is true, correct and complete, has been prepared from and is in accordance with the books and records of Seller applied on a consistent basis and fairly presents the financial condition of the Seller, as at January 31, 1997 in all material respects subject to the Reduction. In determining whether any change in the Trial Balance Sheet requires an adjustment in the purchase price, the provision of paragraph (e)(ii) above shall apply, i.e., the aggregate of the loans of the Shareholders shall be reduced by the amount (if any) needed to produce a net worth of at least One Dollar ($1.00).

          (f)  ABSENCE  OF CERTAIN  CHANGES  IN  EVENTS.  Except as set forth on
SCHEDULE 4.2(F),  there has not been since December 31, 1996 with respect to the
Seller:

               (i) Any material adverse change in its business operations (as now conducted or as presently proposed to be conducted), assets, properties or rights, prospects or condition (financial or otherwise), or combination thereof which reasonably could be expected to result in any such material adverse change (a "Material Adverse Effect");

               (ii) Any increase in amounts payable by Seller to or for the benefit of, or committed to be paid by Seller to or for the benefit of, any officer, consultant, agent or employee of the Seller, in any capacity, or in any benefits granted under any bonus, stock, option, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan with respect to any such person;

               (iii) Any transaction entered into or carried out other than in the ordinary and usual course of its business;

               (iv) Any material change made in the methods of doing business or in the accounting principles or practices or the method of application of such principles or practices;

               (v) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the Property which will not be discharged prior to the Closing except for financing statements filed by personal property lessors as a matter of notification only;

               (vi) Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of its properties or assets in excess of $5,000;

               (vii) Any purchase of or any agreement to purchase capital assets or any lease or any agreement to lease, as lessee, any capital assets in excess of $5,000; or (viii) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to any material term, condition or provision of any contract, agreement, license or other instrument to which Seller is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of its business.

          (g) LIABILITIES. Except as set forth on SCHEDULE 4.2(G), Seller has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) in respect of the Seller except:

               (i) those set forth or reflected in the December 31, 1996 balance sheet which have not been paid or discharged since the date thereof;

               (ii) those arising under agreements or other commitments expressly identified in any schedule hereto including, but not limited to, the Personal Property Leases, the Real Property Leases and the Contracts; and

               (iii) current liabilities arising in the ordinary and usual course of the Seller's business subsequent to

          December 31, 1996, which are accurately reflected on its books and records in a manner consistent with past practice.

          (h) TAXES.

               (i) For purposes of this Agreement, (i) the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, license, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a unitary, combined or any other basis; and such term shall include any interest and penalties or additions to tax; and (ii) the term "Tax Return" shall mean any report, return or other information required to be filed with, supplied to or otherwise made available to a taxing authority in connection with Taxes.

               (ii) Seller has (i) duly filed with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to Seller or properly on extension and all such duly filed Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provisions for on its Financial Statements all Taxes shown to be due on such Tax Returns. There are no liens for Taxes upon the assets of Seller except for statutory liens for current Taxes not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith. Except as set forth on
          SCHEDULE 4.2(H), Seller has not received any notice of audit, is, to its knowledge, undergoing any audit of its Tax Returns, or has received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes of Seller which has not been fully paid or finally settled. There have been no waivers of statutes of limitations by Seller with respect to any Tax Returns which relate to Seller. Seller has not filed a request with the Internal Revenue Service for changes in accounting methods within the last two years which change would effect the accounting for tax purposes, directly or indirectly, of Seller. Seller has delivered to Buyer complete and accurate copies of the federal, state and local tax returns of Seller with all schedules for the years ended December 31, 1994 and December 31, 1995;

               (iii) Without limiting the foregoing, (A) the books and records of Seller include adequate provision (in accordance with generally accepted accounting principles) for all taxes, assessments, fees, penalties and governmental charges which have been or may, in the future, be assessed against Seller for all periods ending on or prior to the Closing, and (B) Seller is not on the date hereof, and will not be at the date of the Closing, liable for taxes, assessments, fees or governmental charges for which Seller has not made adequate provision on its books and records.

          (i) PROPRIETARY RIGHTS. SCHEDULE 1.1(D) sets forth all patents, inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, computer software, trademarks, names, service marks, trade names, copyrights, symbols, logos, franchises and permits used in conducting the business and operations of the Seller and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which Seller owns or has the right to use or to which Seller is a party and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices. Except as set forth on SCHEDULE 4.2(I), Seller is the sole and exclusive owner of all right, title and interest in and to all Proprietary Rights free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever. To the best knowledge of Seller, the business of the Seller as conducted by it prior to the Closing, and the sale by Seller and ownership by Buyer of any of the Property was not, is not and will not be in contravention of any patent, trademark, copyright or other proprietary right of any third party.

          (j) INSURANCE. SCHEDULE 4.2(J) lists all policies of life, casualty, liability and other forms of insurance owned or held by Seller. To the best knowledge of Seller, all such policies are currently in full force and effect. Seller has not received any notice from any such insurer with respect to the cancellation of any such insurance. All premiums due and payable on such policies have been paid. Seller is not a co-insurer under any term of any insurance policy. Seller will keep such policies duly in force through the Closing and shall assign same to the Buyer at Closing.

          (k) LITIGATION. Except as set forth on SCHEDULE 4.2(K), there are no claims, actions, suits or proceedings pending or, to the best knowledge of Seller, threatened against or affecting Seller (or any officer or director of Seller in connection with the Seller's business or affairs), before any federal, state, local or foreign court or other governmental body. Seller is not subject to or in default with respect to any judgment, order, writ, injunction or decree or any governmental restriction applicable to the Seller, which is reasonably likely to have a Material Adverse Effect.

          (l) COMPLIANCE WITH LAWS. Seller is in compliance in all material respects with all laws, ordinances, regulations and orders applicable to the business and operations of the Seller and the

Property and has no notice or knowledge of any material violations, whether actual, claimed or alleged, thereof. In connection with conducting the business, Seller has complied in all material respects with, all federal, state and local laws, ordinances, rules and regulations pertaining to environmental matters including, without limitation, solid waste disposal, toxic substances, hazardous substances, hazardous materials, hazardous waste, toxic chemical, pollutants, contaminants and air or water pollution and to the storage, use, handling, transportation, discharge, and disposal (including spills and leaks) of gaseous, liquid, semi-solid or solid materials. Except as set forth in SCHEDULE 4.2(1) there has been no on-site disposal or discharge of chemicals, oil or solid wastes on any property owned, leased or used by Seller and Seller has no knowledge or reason to know of any such disposal or discharge during the period prior to its ownership of the Property. SCHEDULE 1.1(C) lists all material franchises, licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other governmental agency or body used in conducting the business and operations of the Seller. Each of the Permits is currently valid and in full force and effect and the Permits constitute all franchises, licenses, permits, consents, authorization, approvals, and certificates of any regulatory, administrative or other governmental agency or body necessary to the conduct of the business of the Seller. Seller is not in materials violation of any the Permits. To the best knowledge of Seller, there is no pending or threatened proceeding which could result in the relocation or cancellation of, or inability of Seller to renew, any Permit. Set forth in SCHEDULE 4.2(L) is a list of all third party, governmental and administrative consents required to be obtained as a result of the transactions contemplated by the Agreement in order for the Buyer to operate the business of the Seller immediately after the Closing on substantially the same basis as the Seller operated its business prior to the Closing.

          (m) BROKERS. No banker, broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller or of any affiliate of Seller relating to the transactions contemplated hereby.

          (n) EMPLOYEE BENEFIT PLANS.

               (i) Set forth in SCHEDULE 4.2(N) is a true, accurate and complete list of all pension, retirement, profit-sharing, deferred compensation, bonus, stock option or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not any such employee benefit plans are otherwise exempt from the provisions of ERISA, whether or not formal or informal, written or oral, and whether or not legally binding), adopted, established, maintained or contributed to by Seller or under which it would otherwise be a party or have liability and under which employees or former employees (whether or not retired employees) of the Seller (or their beneficiaries) are eligible to participate or derive a benefit (collectively, the "Employee Benefit Plans"). There shall be included within the meaning of Seller, for this purpose and for the purpose of the representations in this Section 4.2(n), all "affiliates," whether or not incorporated, within the meaning of Section 407(d)(7) of ERISA.

               (ii) Full payment has been made of all amounts which Seller is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which it is a party, to have paid as contributions to or benefits under any Employee Benefit Plan as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Seller has made adequate provision in accordance with generally accepted accounting principles for liabilities to meet current contributions or benefit payment.

               (iii) With respect to any of Seller's employee welfare plans, whether or not such welfare plans as defined in Section 3(1) are ERISA plans, there has been timely compliance in all material respects with all requirements imposed thereunder, as and when applicable to such plans, so that Seller has no (or will not incur any) loss, assessment, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any failure to comply with any COBRA benefit continuation requirement, which is capable of being assessed or asserted directly or indirectly against Seller or against Buyer or any other member of Buyer's corporate control group, with respect to any such plan.

          (o) LABOR MATTERS. (i) No collective bargaining agreement is applicable to any employees of Seller. There are not any disputes between Seller and any such employees that could reasonably be expected to materially adversely affect the conduct of its business or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or to the knowledge of Seller, threatened, relating to the business of Seller. To the knowledge of Seller, there are not any organizational efforts presently being made or threatened involving any of such employees. Except as set forth in
SCHEDULE 4.2(O) hereto, Seller has not received notice of any claim that Seller has failed to comply with any laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and other payroll or similar taxes, equal employment opportunity, employment discrimi- nation or harassment and employment safety, or that Seller is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Seller has complied in all material respects with all applicable laws affecting employment and employment practices, terms and conditions of employment and wages and hours with respect to its operation of the Seller. Except as set forth on SCHEDULE 4.2(O), there has not been since January 1, 1996 and there is no labor strike, material dispute, slowdown or stoppage pending or, to the best knowledge of Seller, threatened against or affecting Seller.

          (ii) There are no proceedings pending or, to the knowl- edge of the Seller, threatened before the National Labor Relations Board with respect to any employees of Seller. Except as set forth in SCHEDULE 4.2(O) hereto, there are no discrimination or harassment charges (relating to sex, age, religion, race, national origin, ethnicity, handicap or veteran status) pending before any federal or state agency or authority against Seller. There are no threats of strikes, work stoppages or demands for collective bargaining by any union or labor organization against or including Seller, no grievances, disputes or controversies with any union or any other organization of the employees of Seller, and no pending or threatened arbitration proceedings involving an employment grievance, dispute or controversy.

          (p) TITLE TO PROPERTIES. Except as set forth in SCHEDULE 4.2(P), and except with respect to personal property leased pursuant to the Personal Property Leases, Seller has marketable title to the Property. Except as set forth on SCHEDULE 4.2(P), all such properties are held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever. To the best of Seller's knowledge, Seller has furnished or made available to Buyer, copies of all engineering, geologic and environmental reports prepared by or for Seller with respect to the real property owned, leased or used by the Seller

          Except as set forth on SCHEDULE 4.2(P), no financing statement under the Uniform Commercial Code or similar law naming the seller as debtor has been filed in any jurisdiction in respect of the Property, and Seller is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement.

          All plants, machinery and equipment owned or used by Seller in the operation of its business are being purchased by Buyer in "as is" and "where is" condition and Seller makes no warranties, express or implied, of merchantability or fitness for particular purpose except that Seller represents that all plants, machinery and equipment which are material to the business, operations or condition (financial or otherwise) of Seller are in good operating condition and repair (ordinary wear and tear excepted) and are adequate and suitable for the purpose for which they are used.

          To the best of Seller's knowledge, SCHEDULE 1.1(A) contains a complete and accurate list of all machinery, equipment, tooling, parts, furniture, supplies and other tangible personal property owned or used by Seller including, without limitation, the equipment capitalized for financial statement reporting purposes on the December 31, 1996 balance sheet.

          (q) CONTRACTS AND  COMMITMENTS.  SCHEDULES  1.1(E) and 1.1(F) list all personal property leases, contracts, agreements, contract rights, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, third party guaranties, indemnifications, arrangements, obligations and understandings, whether oral or written, to which Seller is a party (whether or not legally bound thereby) and used in conducting its business, other than purchase and sale orders, quotations and executory commitments incurred in the ordinary course of its business which are currently in effect and where the payments or obligations thereunder do not exceed $25,000 in the aggregate. All of the Personal Property Leases and the Contracts are valid and binding, in full force and effect and enforceable in accordance with their respective provisions. Seller has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under the Personal Property Leases or the Contracts. Neither Seller nor, to the best knowledge of Seller, any other party thereto is in material violation of, in default in respect or nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a material violation or a default of any Personal Property Lease or Contract. No notice has been received by Seller claiming any such default by Seller or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

          (r) ACCOUNTS RECEIVABLE. SCHEDULE 1.1(G) lists all of the accounts and notes receivable, investments and prepaid expenses of Seller set forth on the December 31, 1996 balance sheet. All such accounts and notes receivable and any accounts and notes receivable arising between the date hereof and the Closing are or will be, to the extent not collected between the date hereof and Closing, subsisting; arose or will arise in the ordinary and usual course of its business; and except for the reserves set forth in the December 31, 1996 balance sheet and reserves established thereafter in accordance with Seller's prior practice, credit experience and generally accepted accounting principles consistently applied, are not and will not be subject to any counterclaim, set-off or defense and are not and will not be subject to any lien, charge or encumbrance of any nature. There has not been any material adverse change in the collectability of the accounts or notes receivable of the Seller since December 31, 1996.

          (s) INVENTORIES. Except as set forth on SCHEDULE 4.2(S), the Inventory reflected on the December 31, 1996 balance sheet has been determined in accordance with generally accepted accounting principles applied on a basis consistent with past practice, has been valued for purposes of the December 31, 1996 balance sheet in accordance with the Seller's normal inventory valuation policy of stating inventory at the lower of cost (on a first-in, first-out
(FIFO) or market. Since the date of the December 31, 1996 balance sheet, there have been no changes in the Inventory except changes in the ordinary course of business of the Seller. Except as set forth on SCHEDULE 4.2(S), the Inventory is free and clear of all pledges, liens, security interests, encumbrances, charges, equities and other restrictions whatsoever.

          (t) BACKLOG. SCHEDULE 4.2(T) sets forth a complete and correct description of the "backlog" of the Seller as of December 31, 1996.

          (u) OFFICERS, EMPLOYEES AND COMPENSATION. SCHEDULE 4.2(U) lists and describes as of December 31, 1996, the base salary, fringe benefits and perquisites of any employee of the Seller whose total current base salary exceeds $35,000 annually. Except as disclosed on SCHEDULE 4.2(U), there are no other forms of compensation paid by Seller to any such officer or employee. Except as disclosed in SCHEDULE 4.2(U), the provisions for wages and salaries accrued on the December 31, 1996 balance sheet are and will be adequate to reflect all obligations for wages and salaries and other compensation to the Seller's employees through December 31, 1996, including vacation pay, sick pay, and all commissions and other fees due and payable to agents, salesmen and other employees. Except as set forth in SCHEDULE 4.2(U), the Seller is not obligated, directly or indirectly, to any director or officer of Seller or Parent or any person related to such person by blood or marriage, except for current liability for compensation. No director or officer of Seller or Parent or any person related to such person by blood or marriage holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has material transactions with the Seller. SCHEDULE 4.2(U) sets forth the Seller's present severance policy and the names, amounts and payment schedules relating to persons currently receiving severance payments or retiree medical benefits.

          (v) BOOKS OF ACCOUNT; RECORDS. The general ledgers, books of account and other records of Seller are in all material respects complete and correct, have been maintained in accordance with good business practices and the matters contained therein are appropriately and accurately reflected in the Financial Statements.

          (w) CERTAIN BUSINESS MATTERS. Except as is set forth in SCHEDULE 4.2(W), (i) the product warranties given by Seller or by which it is bound entail no greater obligations than are customary in the businesses engaged in by Seller, and, (ii) except for the actions described on SCHEDULE 4.2(W), there are no outstanding claims from customers based upon the quality or performance of products purchased by them from Seller, and (iii) Seller is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to it. SCHEDULE 4.2(W) also contains a summary description of (i) to the best of the knowledge of the Seller, all rebate and volume discount practices and obligations of Seller, (ii) to the best of the knowledge of the Seller, all sales allowance and customer return practices and refund obligations of Seller, (iii) to the best of the knowledge of the Seller, all warranty practices and obligations of Seller, and (iv) as of January 1, 1997, all outstanding quotations or proposals to customers or proposed customers of Seller with a sales value in excess of $3,000.

          (x) APPROVAL OF BOARD OF DIRECTORS AND SHAREHOLDERS. The Board of Directors and the shareholders of Seller have duly approved this Agreement and the consummation of the transactions contemplated herein.

          (y) COMPLETE DISCLOSURE. No representation or warranty made by Seller in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to Buyer by or on behalf of Seller pursuant to this Agreement, contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                              ARTICLE V. COVENANTS

          SECTION 5.1. COVENANT NOT TO COMPETE. Seller and each of the Shareholders agrees that it or he will not, and it or he will not cause any of its or his affiliates not to, for a period of one (1) year with respect to all retail products and two (2) years with respect to ASI products following the date of this Agreement, and within a two hundred fifty (250) mile radius of New York City, without the prior written consent of Buyer directly or indirectly:

          (a) solicit any business for or from, or become associated with, as principal, agent, employee, consultant, or in any other capacity, any person who, or entity which, at the time of, or during the twelve (12) months immediately preceding the date of this Agreement was in direct competition with Buyer.

          (b) become a principal, agent, employee, consultant, or otherwise become associated with any person who, or entity which, has taken affirmative action which would permit such entity or person to actually engage in direct competition with Buyer during the period described in this Section 5.1 following the date of this Agreement. For the purposes of this Section 5.1, ASI products shall mean any and all products of companies listed in the ASI listings of suppliers and distributors as published annually in the Advertising Specialty Register and the Advertising Specialty Market & Credit Report.

          SECTION 5.2. COVENANT AGAINST DISCLOSURE. Buyer agrees not to (a) disclose to any person, association, firm, corporation or other entity (other than its employees, attorneys and other representatives who need to know such information) in any manner, directly or indirectly, any confidential information or data relevant to the business of the Seller, whether of a technical or commercial nature, or (b) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than its employees, attorneys and other representatives who need to know such information) to use, in any manner, directly or indirectly, any such information or data, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision hereof by Buyer.

          SECTION 5.3. COVENANT AGAINST HIRING. Seller understands that in Buyer's view it is essential to the successful operation of the business to be acquired from Seller that Buyer retain substantially unimpaired (to an extent determined by Buyer in its sole discretion) the Seller's operating organization. Seller shall not take any action which would induce any employee or representative of the Seller not to become or continue as an employee or representative of Buyer.

          SECTION 5.4. ACCESS TO RECORDS. Except as provided in the next sentence, between the date hereof and the Closing, Seller shall provide Buyer and its agents with full access to the properties and records of Seller during normal business hours and shall allow Buyer and its agents, at Buyer's expense, to make copies of such documents, records and other information pertaining to the Seller as Buyer may request.

          If this Agreement is terminated pursuant to Article IX, any documents supplied by Seller to Buyer or its agents shall be delivered by Buyer to Seller.

          SECTION 5.5. CONDUCT OF BUSINESS PRIOR TO CLOSING. Seller agrees that prior to the Closing, Seller shall not without the consent of Buyer:

               (i) incur or become subject to, or agree to incur or become subject to, any obligation or liability, absolute or contingent, except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

               (ii)  discharge  or satisfy  any lien or  encumbrance  or pay any
          obligation  or   liability,   absolute  or   contingent,   other  than
          liabilities payable in the ordinary course of business;

               (iii) mortgage, pledge or subject of lien, charge or any other encumbrance, any of the Property or agree so to do;

               (iv) sell or transfer or agree to sell or transfer any of its assets, or cancel or agree to cancel any debt or claim, except in each case in the ordinary course of business;

               (v) consent or agree to a waiver of any right of substantial value;

               (vi) enter into any transaction other than in the ordinary course of its business;

               (vii) increase the rate of compensation payable or to become payable by it to any officers, employees or agents by more than the rate being paid to them at December 31, 1996;

               (viii) terminate any material contract, agreement, license or other instrument to which it is a party;

               (ix) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization;

               (x) make or agree to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee or agent;

               (xi) terminate any employee earning in excess of $35,000 per annum or directly or indirectly pay or make a commitment to pay any severance or termination pay to any officer, employee or agent except in the ordinary course of business consistent with past practice (or except for termination for cause);

               (xii) introduce any new method of management, operation or accounting with respect to its business or any of the assets, properties or rights applicable thereto; (xiii) offer or extend more favorable prices, discounts or allowances than were offered or extended regularly on and prior to December 31, 1996, other than in the ordinary course of business or as reasonably required by competitive conditions; or

               (xiv) make capital expenditures or commitments therefor in excess of $2,000 except for repairs and maintenance in the ordinary course of business consistent with past practice.

          SECTION 5.6. FURTHER ASSURANCES. On and after the Closing, Seller shall prepare, execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer's counsel shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Property or to consummate, in any other manner, the terms and conditions of this Agreement. On and after the Closing, Buyer shall prepare, execute and deliver, at Buyer's expense, such further instruments, and shall take or cause to be taken such other or further action as Seller's counsel shall reasonably request at any time or from time to time in order to consummate, in any other manner, the terms and conditions of this Agreement.

          SECTION 5.7. ANNOUNCEMENTs. Neither party to this Agreement shall make any public announcements prior to the Closing with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto, except as required by law.

          SECTION 5.8. CONSENTS. The parties hereto agree to use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary for the consummation of the transactions contemplated hereby.

          SECTION 5.9. Effective within five (5) business days following the Closing, Seller shall change its name to "Gold Family Corporation" and shall not thereafter use the name "Merrick Packaging Specialists, Inc." or any derivation thereof. In connection therewith, Buyer shall at its own cost prepare and file an amendment to Seller's articles of incorporation.

          SECTION 5.10. EMPLOYEES.

          SCHEDULE 5.10(A) sets forth the names and years of service with Seller of all employees. Buyer shall employ each employee whom Buyer in its sole discretion, desires to employ effective on the Closing. In respect of such employment, Buyer shall provide each employee with:

          (a) a job or position having powers, responsibilities and job site substantially similar to the job or position held by such employee immediately prior to the Closing; and

          (b) an amount of compensation (both base or standard hourly rate and bonus) on such terms and conditions as Buyer may establish after the Closing, including but not limited to the amount of compensation (both base or standard hourly rate and hours) and working conditions. In all respects after the Closing, such employees shall remain at will employees and Buyer shall have the right to dismiss in its sole discretion any employee of the Seller at any time for any reason in which case severance obligations, if any, with respect to any such dismissed employee shall be borne by Buyer, in accordance with such program or programs as Buyer may establish or may deem applicable.

          SECTION 5.11. BULK SALES NOTICE. Buyer shall comply with Section 1141(c), Article 28, of the New York State Sales and Use Tax Law and shall submit all required information to State of New York Department of Taxation and Finance in connection with the transactions contemplated hereby. Seller shall cooperate with Buyer in such regard.

                               ARTICLE VI. CLOSING

          SECTION 6.1. CLOSING. This transaction shall close on the 10th day after Buyer has complied with Section 5.11 hereof and all deliveries to be made at the time of closing shall be deemed to have taken place at 12:01 a.m., New York time, as of February 1, 1997 at the offices of Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022, or at such other place as may be agreed upon from time to time in writing by Seller and Buyer (the "Closing").

          SECTION 6.2 DELIVERIES BY SELLER. At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer, duly and properly executed, the following:

          (a) Good and sufficient General Conveyance, Assignment and Bill of Sale, which shall be in the form attached hereto as EXHIBIT C, conveying, selling, transferring and assigning to Buyer title to all of the Property, free and clear of all security interests, liens, charges, encumbrances or equities whatsoever, except for those assumed by Buyer pursuant to this Agreement or approved in writing by Buyer prior to the Closing.

          (b) Assignments and Assumptions of the Assumed Liabilities, which shall be in form and substance satisfactory to Buyer and shall include, to the extent obtained, the written consents of all parties necessary in order to duly transfer all of Seller's rights thereunder to Buyer (the "Assignment and Assumption Agreements") together with the consents (or notations) required pursuant to SECTION 7.1(H).

          (c) A certificate of the President and Secretary of Seller in accordance with Section 7.1(d).

          (d)   Resolutions  of  the  directors  and   stockholders   of  Seller
authorizing the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder, certified by the Secretary of Seller.

          (e) The Articles of Incorporation of Seller, certified as of a recent date by the Secretary of State of New York.

          (f) A certificate of the Secretary of State of New York dated as of a recent date as to the good standing of Seller in such state, along with telephonic confirmation of such good standing on the date of the Closing.

          (g) A  certificate  of the  Secretary of State of each state listed on
SCHEDULE 4.2(A), dated as of a recent date as to the good standing of Seller in each such state, along with telephonic confirmation of such good standing on the date of the Closing.

          (h) The legal opinion referred to in Section 7.1(e).

          (i) The employment agreement between Buyer and Lawrence Gold in the form attached hereto as EXHIBIT D.

          (j) The employment agreement between Buyer and Jeffrey Gold in the form attached hereto as EXHIBIT E.

          (k) The employment agreement between Buyer and Steven Braverman in the form attached hereto as EXHIBIT F.

          (l) The consulting agreement between Buyer and William Gold in the form attached hereto as EXHIBIT G.

          (m) The Assignment of the real estate lease for the premises (the "Premises") located at 70 Austin Boulevard, Commack, New York 11725 in the form attached hereto as EXHIBIT 7.1(I) (the "Lease").

          (n) Except as provided herein, Seller shall pay any federal, state or local sales or transfer taxes related to the transactions contemplated by this Agreement.

          (o) Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

          SECTION 6.3. DELIVERIES BY BUYER. On or prior to the Closing, Buyer shall deliver to Seller the portion of the purchase price due at Closing in accordance with Section 3.1, and shall deliver to Seller, all duly and properly executed, the following:

          (a) Resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder, certified by the Secretary of Buyer.

          (b) A certificate of the President and Secretary of Buyer in accordance with Section 7.2(d).

          (c) The legal opinion referred to in Section 7.2(e).

          (d) The Assignment and Assumption Agreements.

          (e) The Articles of Incorporation of Buyer, certified as of a recent date by the Secretary of State of Delaware.

          (f) A certificate of the Secretary of State of Delaware dated as of a recent date as to the good standing of Buyer in such state, along with telephonic confirmation of such good standing on the date of the Closing.

          (g) The employment agreement between Buyer and Lawrence Gold in the form attached hereto as EXHIBIT D.

          (h) The employment agreement between Buyer and Jeffrey Gold in the form attached hereto as EXHIBIT E.

          (i) The employment agreement between Buyer and Steven Braverman in the form attached hereto as EXHIBIT F.

          (j) The consulting agreement between Buyer and William Gold in the form attached hereto as EXHIBIT G.

          (k) Such other separate instruments of assumption that Seller may reasonably deem necessary or appropriate in order to confirm or evidence Buyer's assumption of the Assumed Liabilities.

                ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS

          SECTION 7.1. CONDITIONS TO OBLIGATIONS OF BUYER. Each and every obligation of Buyer to be performed at the Closing shall be subject to the satisfaction as of or before the Closing of the following conditions (unless waived in writing by Buyer):

          (a) REPRESENTATIONS AND WARRANTIES. Seller's representations and warranties set forth in Section 4.2 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made as of the Closing.

          (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller, shall have been fully performed and complied with in all material respects on or prior to the Closing including, without limitation, the deliver of the fully executed instruments and documents in accordance with Section 6.2.

          (c) NO ADVERSE PROCEEDING. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, Seller or the Property for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

          (d) CERTIFICATE. Seller shall have delivered to Buyer a certificate executed by Seller's President and Secretary, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) through (c) have been satisfied.

          (e) OPINION OF COUNSEL. Seller shall have delivered or caused to be delivered to Buyer an opinion of counsel for Seller, addressed to Buyer and dated the date of the Closing, in the form attached hereto as Exhibit 7.1(e).

          (f) CONSENTS. All consents, waivers, orders, approvals, licenses and authorizations by third parties, governmental and administrative authorities (or any amendments or modifications to existing agreements with third parties), which are required as a precondition to the performance by Seller or Buyer of its obligations hereunder or under any agreement or instrument delivered pursuant hereto, or which in the judgment of Buyer are necessary to continue unimpaired any rights of Seller which could be impaired by the transactions contemplated hereby or are necessary to enable Buyer to continue to conduct the business of Seller on substantially the same basis following the Closing Date, shall have been duly obtained and shall be in full force and effect and consents (or notations) to the assignment of all Material Contracts to Buyer, in form satisfactory to Buyer in its sole discretion shall be obtained.

          SECTION 7.2. CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

          (a) REPRESENTATIONS AND WARRANTIES. Buyer's representations and warranties set forth in Section 4.1 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing as if such representations and warranties were made as of such time and date.

          (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been fully performed and complied with in all material respects on or prior to the Closing, including the delivery of the funds and the fully executed instruments and documents in accordance with Section 6.3.

          (c) NO ADVERSE PROCEEDING. At the Closing there shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, Seller or the Property for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement of the consummation hereof is illegal.

          (d) CERTIFICATE. Buyer shall have delivered to Seller at the closing a certificate, dated the date of the Closing, executed by Buyer's President and Secretary to the effect that the conditions set forth in subsections (a) and (b) and, to the best knowledge of such officers, (c), of this Section 7.2 have been satisfied.

          (e) OPINION OF COUNSEL. Buyer shall have delivered or caused to be delivered to Seller an opinion of counsel for Buyer, addressed to Seller and dated the date of the Closing, with regard to Sections 4.1(a), (b) and (d).

          (f) APPROVAL OF BOARD OF DIRECTORS. The Board of Directors of Buyer and The Chase Manhattan Bank, N.A. shall have duly approved this Agreement and the consummation of the transactions contemplated herein.

                          ARTICLE VIII. INDEMNIFICATION

          SECTION 8.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Subject to the limitations set forth in this Article VIII and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Buyer, Seller or the Shareholders, all representations, warranties, covenants and agreements of Buyer, Seller and the Shareholders in this Agreement and in the Additional Documents (as set forth hereinbelow) shall survive the execution, delivery and performance of this Agreement and shall be deemed to have been made again by Buyer, Seller and the Shareholders at and as of the Closing. All statements contained in any Additional Document or Schedule or Exhibit hereto shall be deemed representations and warranties of Buyer and Seller set forth in this Agreement within the meaning of this Article.

          SECTION 8.2. INDEMNIFICATION.

          (a) Subject to the limitations set forth in this Article VIII, Seller and the Shareholders, shall, jointly and severally, indemnify and hold harmless Buyer from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation excluding, however, recoveries in respect of lost profits or consequential damages (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of Buyer as the Indemnified Party (as defined below)):

               (i) Any inaccuracy in or breach of any of the representations, warranties or agreements made by Seller or the Shareholders in this Agreement or the non-performance of any covenant or obligation to be performed by Seller or the Shareholders;

               (ii) Any liability imposed upon Buyer as transferee of the business or operations of the Seller or the Property, or otherwise relating to the conduct of the business and operations of the Seller prior to the Closing, including all liabilities relating to the condition of the premises whether arising under Federal, state or local environmental laws or regulations or otherwise;

               (iii) Any liability imposed upon Buyer and arising out of or relating to any of Seller's other assets, operations, businesses or activities which are not a part of the Property or any liability of Seller of any kind not specifically assumed by Buyer pursuant to this Agreement;

               (iv) Any misrepresentation in or any omission from any certificate or schedule or other material document (collectively, the "Additional Documents") furnished or to be furnished by or on behalf of Seller under this Agreement;

               (v) Except with respect to the Assumed Liabilities, the filing by Buyer of Form AU-196.10 with the New York State Department of Taxation and Finance and the allocation of the sales price on Form AU-196.10, Seller's failure to comply with the bulk transfer laws of any state or its misapplication of the proceeds of the purchase price of the Property in fraud of its creditors; or

               (vi) (A) any generation, transportation, storage, treatment or disposal of industrial, toxic or hazardous substances or solid or hazardous wastes as a result of or related to the business or operations of the Seller occurring on or prior to the Closing;

                    (B) any spills, discharges, leaks, emissions, injections, escapes, dumping or any releases or threatened releases as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, P.L. 96-510, as amended or reauthorized from time to time, or any other similar Federal, state or local laws, statutes, rules or regulations (collectively, "Superfund Laws";
          individually, a "Superfund Law") as a result of or related to the business or operations of the Seller occurring on or prior to the Closing;

                    (C) any obligation under any Superfund Law after the Closing as a result of or related to the business or operation of the Company by the Seller on or prior to the Closing;

                    (D) the exposure of and resulting consequences to any persons, including, but not limited to, employees of the Seller, to any mineral, chemical or industrial product, a raw material, intermediate, by-product or waste, or substance created, generated, processed, handled or originating at Seller's principal manufacturing facility as a result of the business or operations of the Seller on or prior to the Closing;

                    (E) any discharges to surface waters or ground waters or any air emissions which result from or are caused by the business or operation of the Seller occurring on or prior to the Closing;

                    (F) any failure of the Seller to register with, report to or otherwise notify governmental agencies or third parties on or prior to the Closing, or any inadequacy with respect to such registration, report or notification; and

                    (G) any violations or alleged violations which would result from or are caused by the business or operation of the Seller occurring on or prior to the Closing of federal, state, local or foreign environmental laws.

          (b) Subject to the limitations set forth in this Article VIII, Buyer shall indemnity and hold harmless Seller from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, as a result of, or arising from, the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of Seller as the Indemnified Party):

               (i) Any inaccuracy in or breach of any of the representations, warranties or agreements made by Buyer in this Agreement or the non-performance of any covenant or obligation to be performed by Buyer;

               (ii) Any liability imposed upon Seller as a result of Buyer's conduct of the business and operations of the Seller after the Closing; or

               (iii) The nonperformance or nonpayment by Buyer of any of the Assumed Liabilities.

          (c) Without duplication of Damages, Buyer or Seller, as the case may be, shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in subsection (a) and (b) above if the same shall be
suffered  by  any  parent,   subsidiary   or   affiliate  of  Buyer  or  Seller,
respectively.

          SECTION 8.3. LIMITATIONS ON INDEMNIFICATION. Rights to indemnification hereunder are subject to the following limitations:

          (a) Neither Buyer nor Seller shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim (or, if more than one Indemnifiable Claim is asserted, with respect to all Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $25,000 in which even the indemnity provided for in Section
8.2 hereof shall be effective with respect to only so much of such Damages as exceeds $25,000.

          (b) the obligation of indemnify provided herein with respect to the representations and warranties set forth in Section 4.2(h) of this Agreement shall terminate on:

               (i) the expiration for the periods of limitations and any extensions thereof applicable to assessment and collection of federal taxes under the Code, with respect to the representations as to the absence of unpaid or undisclosed federal taxes (including any interests, penalties or expenses) of Seller; and

               (ii) the expiration of the periods of limitations and any extensions thereof applicable to assessment and collection of state, local or foreign taxes with respect to the representations as to the absence of unpaid or undisclosed state, local or foreign taxes (including any interest, penalties or expenses) of Seller.

          (c) The obligation of indemnity provided herein with respect to the representations and warranties set forth in Section 4.2(1) shall terminate twenty-five months after the Closing.

          (d) The obligation of indemnity provided herein with respect to the representations and warranties set forth in Section 4.2(p) as they relate to title shall not terminate.

          (e) The obligation of indemnity provided herein with respect to the representations and warranties set forth in Section 4.2(n) of this Agreement shall terminate upon expiration for the statutes of limitations applicable to the items contained therein.

          (f) The obligation of indemnity provided herein resulting from the assertion of liability with respect to the representations and warranties set forth in Section 4.1 and Section 4.2 (except Section 4.2(h), Section 4.2(l),
Section 4.2(p) as they relate to title and Section 4.2(n) of this Agreement) shall terminate two years after the Closing.

          (g) If, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by the party seeking indemnification including in detail the basis therefore (the
"Indemnified Party") to the party from who indemnification is sought (the "Indemnifying Party") or a suit or action based upon a claimed breach is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

          SECTION 8.4. PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

          (a) If the Indemnified Party determines to seek indemnification under this Article with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the Indemnifying Party within 20 days of the Indemnified Party's becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified party within 20 days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

          (b) In the event that the Indemnifying Party, within 20 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of the Indemnifying Party.

          (c) Notwithstanding anything in this Section to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise or settle such Indemnifiable Claim; and
(ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof providing for the giving by the claimant or the plaintiff to the Indemnified Party and all affiliates of the Indemnified Party a release from all liability in respect of such Indemnifiable Claim. If the Indemnifying Party can settle such Indemnifiable Claim with a complete release of the Indemnified Party and all affiliates of the Indemnified Party for monetary damages only, but the Indemnified Party refuses such settlement, the Indemnifying Party shall not be liable for Damages in excess of the monetary damages of such proposed settlement.

          SECTION 8.5. PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD-PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the claim asserted. If the Indemnifying Party, within 30 days or such greater time as may be necessary for the Indemnifying Party to investigate such Indemnifiable Claim not to exceed 90 days, after receiving the notice from the Indemnified Party, shall not give written notice to the Indemnified Party announcing their intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid Indemnifiable Claim. During the time period set forth in the preceding sentence, the

Indemnified Party shall cooperate fully with the Indemnifying Party in respect of such Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving such written notice to the Indemnified Party within said period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten days after such notice, either party may bring legal action to resolve such issue.

                             ARTICLE IX. TERMINATION

          SECTION 9.1. TERMINATION BY EITHER PARTY. This Agreement may be terminated and cancelled at any time prior to the Closing by Buyer or Seller upon written notice to the other if: (i) any of the representations or warranties of the other party, as the case may be, contained herein or in any schedule attached hereto shall prove to be inaccurate or untrue in any material respect; or (ii) any obligation, term or condition to be performed, kept or observed by such other party, as the case may be, hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement.

          SECTION 9.2. TERMINATION BY BUYER. This Agreement may be terminated and cancelled by Buyer without penalty, damages, payments or liabilities whatsoever to either party: (i) at any time prior to the Closing in the event of a material adverse loss or damage to the Property in excess of $25,000, it being understood by the parties that none of the risk of any such loss or damage prior to the Closing shall be borne by Buyer. In the event of a loss or damage to the Property prior to the Closing and the Closing shall have occurred, Buyer shall be entitled to receive any insurance proceeds received by Seller in respect of such loss or damages.

                       ARTICLE X. MISCELLANEOUS PROVISIONS

          SECTION 10.1. NOTICE. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar service) or three (3) business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

         If to Seller:               Merrick Packaging Specialists, Inc.
                                     c/o Jeffrey Gold
                                     8 Philson Court
                                     Commack, New York 11725

         with a copy to:             Richard Reichler, Esq.
                                     c/o Lilco
                                     175 E. Old Country Road
                                     Hicksville, New York 11801

         If to Buyer:                Uniflex, Inc.
                                     474 Grand Blvd.
                                     Westbury, New York 11590
                                     Attention: Mr. Robert K. Semel,
                                                President

         with copies to:             Olshan Grundman Frome & Rosenzweig LLP
                                     505 Park Avenue
                                     New York, New York 10022
                                     Attention: Steven Wolosky, Esq.

          SECTION 10.2. ENTIRE AGREEMENT. This Agreement, the Additional Documents, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

          SECTION 10.3. BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and assigns, and Buyer, its successors and assigns however no such assignment shall relieve any party of its obligations hereunder.

          SECTION 10.4. CAPTIONS. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

          SECTION 10.5. EXPENSES OF TRANSACTION. The liability for sales taxes in connection with the sale and delivery of the Property shall be one-half the responsibility of Seller and one- half of the responsibility of Buyer, provided, however, that Seller shall not be responsible for more than $12,500 of such sales taxes. The liability for real estate transfer and or documentary taxes in connection with the sale and delivery of the Property shall be the responsibility of Seller. Seller shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, and will make all necessary arrangements so that the Property will not be charged with or diminished by any such cost or expense. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

          SECTION 10.6. WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          SECTION 10.7. NO THIRD PARTY BENEFICIARIES. Subject to Section 10.3 hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

          SECTION 10.8. COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          SECTION 10.9. GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

          SECTION 10.10. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                             BUYER:

                                             UNIFLEX, INC.


                                             By: /S/ HERBERT BARRY
                                                 -----------------

                                             Title CHAIRMAN


                                             SELLER:

                                             MERRICK PACKAGING SPECIALISTS, INC.


                                             By: /S/ JEFFREY GOLD
                                             ----------------------

                                             Title PRESIDENT


                                             /S/ JEFFREY GOLD
                                             ----------------------

                                             JEFFREY GOLD


                                             /S/ LAWRENCE GOLD

                                             LAWRENCE GOLD


                                             /S/   STEVEN BRAVERMAN
                                             ----------------------

                                             STEVEN BRAVERMAN

Schedule 1.1(a)              -       Personal Property
Schedule 1.1(c)              -       Permits
Schedule 1.1(d)              -       Proprietary Rights
Schedule 1.1(e)              -       Personal Property Leases
Schedule 1.1(f)              -       Real Property Leases
Schedule 1.1(g)              -       Contracts
Schedule 1.1(h)              -       Accounts Receivable, Etc.
Schedule 1.2                 -       Material Contracts
Schedule 2.1                 -       Assumed Liabilities
Schedule 4.2(a)              -       Foreign Qualifications
Schedule 4.2(b)              -       Consents
Schedule 4.2(f)              -       Absence of Changes; Exceptions
Schedule 4.2(g)              -       Liabilities; Exceptions
Schedule 4.2(h)              -       Taxes; Exceptions
Schedule 4.2(i)              -       Proprietary Rights; Exceptions
Schedule 4.2(j)              -       Insurance
Schedule 4.2(k)              -       Litigation
Schedule 4.2(1)              -       Compliance with Laws
Schedule 4.2(n)              -       Employee Benefit Plans
Schedule 4.2(o)              -       Labor Matters
Schedule 4.2(p)              -       Title to Properties
Schedule 4.2(s)              -       Inventories
Schedule 4.2(t)              -       Backlog
Schedule 4.2(u)              -       Officers, Etc.
Schedule 4.2(w)              -       Certain Business Matters
Schedule 5.3                 -       Covenant Against Hiring
Schedule 5.10(a)             -       Employees


Exhibit 3.1(b)               -       Promissory Note
Exhibit 3.1(c)               -       Promissory Note
Exhibit 3.1(d)               -       Promissory Note
Exhibit A                    -       Financial Statements
Exhibit B                    -       Financial Statements
Exhibit C                    -       Bill of Sale
Exhibit D                    -       Lawrence Gold Employment Agreement
Exhibit E                    -       Jeffrey Gold Employment Agreement
Exhibit F                    -       Steven Braverman Employment Agreement
Exhibit G                    -       William Gold Consulting Agreement